Filed Pursuant to Rule 424(b)(3) and 424(c)

Registration Statement No. 333-143463

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED JUNE 27, 2007

ALLIANCE HOLDINGS GP, L.P.

47,363,000 Common Units

This Prospectus Supplement No. 1 supplements and amends the prospectus dated June 27, 2007, forming a part of the Registration Statement on Form S-3 (Registration No. 333-143463), which we refer to as the “Prospectus”. The Prospectus relates to the sale from time to time of up to 47,363,000 common units of Alliance Holdings GP, L.P., a Delaware limited partnership (“AHGP”), all of which are being offered by the selling unitholders named in the Prospectus and this Prospectus Supplement No. 1. We will not receive any of the proceeds from the sale of common units by the selling unitholders. This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus, including any amendments or supplements thereto.

The purpose of this Prospectus Supplement No. 1 is to amend and supplement the information set forth in the “Selling Unitholders” section of the Prospectus. The information in the table appearing under the heading “Selling Unitholders” in the Prospectus is amended by adding the information below with respect to a new selling unitholder group not previously listed in the Prospectus, and by amending the information with respect to the transferring selling unitholder listed below, and replacing such information with the information provided herein.

Selling Unitholders	Number of Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned(1)	Number of Common Units That May Be Sold	Number of Common Units Beneficially Owned After Offering(2)
Group of employees of Alliance Coal, LLC and certain of its subsidiaries(3)	50,980	*	50,980	—
Alliance Management Holdings III, LLC(4)(5)	549,020	*	549,020	—

*	Less than one percent.
(1)	Based upon an aggregate of 59,863,000 common units outstanding.
(2)	Because each selling unitholder may sell all or a portion of the common units registered hereby, we cannot estimate the number or percentage of common units that each selling unitholder will hold upon completion of the offering. Accordingly, the information presented in this table assumes that each selling unitholder will sell all of such individual’s common units; however, the selling unitholders are not representing that any of the units covered by this prospectus will be offered for sale.
(3)	Alliance Coal, LLC distributed the 50,980 common units received by it from, indirectly, Alliance Management Holdings III, LLC (as described in footnote 4 below) to a group of employees of Alliance Coal, LLC and certain of its subsidiaries.
(4)	On or about the date of this Prospectus Supplement, Alliance Management Holdings III, LLC has transferred 50,980 of its common units to Alliance Coal, LLC by way of a series of affiliate or intercompany transfers. As described in footnote 3 above, Alliance Coal, LLC then distributed those 50,980 common units to certain of its and its subsidiaries’ employees who, collectively, comprise the selling unitholder employee group referenced in the above table. Prior to the date on which Alliance Management Holdings III, LLC transferred such 50,980 common units, it beneficially owned 600,000 common units.
(5)	This selling unitholder has advised us that voting and dispositive power with respect to the common units held by it is held by Joseph W. Craft III.

THE COMMON UNITS OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS IN DETERMINING WHETHER TO PURCHASE OUR COMMON UNITS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is December 18, 2007